UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 16, 2007
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On July 16, 2007, Finisar Corporation (the “Company”) received three substantially identical purported notices of default from U.S. Bank Trust National Association, as trustee (the “Trustee”) for the Company’s 2 1/2% Convertible Senior Subordinated Notes due 2010, its 2 1/2% Convertible Subordinated Notes due 2010 and its 5 1/4% Convertible Subordinated Notes due 2008 (collectively, the “Notes”). The notices asserted that the Company’s failure to timely file its Form 10-K report for the fiscal year ended April 30, 2007 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”) and to provide a copy to the Trustee constituted a default under each of the three indentures between the Company and the Trustee governing the respective series of notes (the “Indentures”). The notices each indicated that, if the Company does not cure the purported default within 60 days, an “Event of Default” would occur under the respective Indenture.
     As previously reported, in January 2007, the Company received three similar purported notices of default from the Trustee with respect to the Company’s failure to timely file its Form 10-Q report for the quarter ended October 29, 2006 (the “October 10-Q”) with the SEC and to provide a copy to the Trustee. On March 7, 2007, the Company reported that the 60-day period to cure the purported default with respect to the October 10-Q had expired and that, as a result, the Trustee or holders of at least 25% in aggregate principal amount of one or more series of the Notes may take the position that an Event of Default has occurred under the Indentures and attempt to assert the contractual right to declare all unpaid principal, and any accrued interest, on the Notes of such series to be due and payable. As previously reported, in April 2007, the Company received three similar purported notices of default from the Trustee with respect to the Company’s failure to timely file its Form 10-Q report for the quarter ended January 28, 2007 (the “January 10-Q”) with the SEC and to provide a copy to the Trustee.
     The Company has delayed filing the October 10-Q, the January 10-Q and the Form 10-K pending the completion of a review of its historical stock option practices being conducted by the Audit Committee of its Board of Directors (the “Audit Committee”). The Audit Committee’s investigation is substantially complete and the initial findings of the Audit Committee were announced in a press release issued on June 12, 2007, which was attached as an exhibit to the Company’s Form 8-K report filed on June 12, 2007. The Company’s management, in conjunction with the Audit Committee, is in the process of finalizing revised measurement dates for a number of stock option grants issued during the period from November 1999 to September 2006, after which it will determine the amount of non-cash charges for compensation expenses, the resulting tax impact and the accounting impact on its financial statements for each fiscal period going back to fiscal 2000. When this is complete, the Company will prepare revised historical financial statements. The Company plans to file the October 10-Q, the January 10-Q and the Form 10-K as soon as practicable following the preparation of revised historical financial statements.
     The Company does not believe it is in default under the terms of the Indentures. It is the Company’s contention that the plain language of each Indenture requires only that the Company file with the Trustee reports that have actually been filed with the SEC and that, since the October 10-Q, the January 10-Q and the Form 10-K have not yet been filed with the SEC, the Company is under no obligation to file them with the Trustee. As also reported, the Company, on March 2, 2007, commenced a lawsuit in the Superior Court of the State of California for the County of Santa Clara against the Trustee seeking a declaration that the Company is not in default under the three Indentures with respect to the October 10-Q. The Trustee filed an answer to the complaint generally denying all allegations and also filed a notice of removal of the state case to the United States District Court for the Northern District of California. The Company filed a motion to remand the case to the California Superior Court. A hearing on that motion is scheduled for September 2007. On June 21, 2007, the Company commenced a second lawsuit in the Superior Court of the State of California for the County of Santa Clara (Case No. 1:07-CV-088503) against the Trustee seeking a declaration that the Company is not in default under the three Indentures with respect to the January 10-Q and later SEC filings. The Trustee has not yet responded to the second complaint.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 20, 2007

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer